EXHIBIT 5.1

September 14, 2012 Canadian Pacific Railway Limited Suite 500, 401 - 9th Avenue SW Calgary, AB T2P 4Z4

Dear Sirs/Mesdames:

Re:  Registration Statement on Form S-8

We have acted as counsel to Canadian Pacific Railway Limited (the "Company"), a corporation incorporated under the laws of Canada, and have been asked to give this opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended, relating to the issuance by the Company from time to time of up to 650,000 common shares of the Company upon the exercise of options (the “Options”) granted under a Stand-Alone Option Agreement between the Company and E. Hunter Harrison dated June 26, 2012 (the "Option Agreement") and up to 650,000 common shares of the Company issuable pursuant to the exercise of common share purchase rights (the "Rights") appurtenant to the common shares of the Company, which Rights are issuable upon the exercise of the Options, pursuant to the terms of the Amended and Restated Shareholder Rights Plan Agreement between the Company and Computershare Trust Company of Canada and dated May 12, 2011 (the "Rights Plan").  Collectively, the common shares of the Company issuable pursuant to the Option Agreement and the Rights are referred to herein as the "Shares".

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records of corporate proceedings and certificates of the Company and such other material as we have considered necessary or appropriate for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed, notarial or true copies, or telecopies or reproductions.  This opinion is rendered solely with respect to the laws of the province of Alberta and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares and the Rights have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms of the Option Agreement and, if applicable, the Rights Plan, will be validly issued and outstanding as fully paid and non-assessable shares of the Company.

We hereby consent to the use of our name in the Registration Statement and to the filing, as an exhibit to such Registration Statement, of this opinion.

Yours truly,

/s/ Norton Rose Canada LLP

(signed) "Norton Rose Canada LLP"